EXHIBIT 99.1

Repros Announces Three Studies Accepted for Presentation at the Annual Meeting of the Sexual Medicine Society of North America

  Presentation Titles Include:

  Oral Enclomid (Androxal®) Raises Free and Total Serum Testosterone in Hypogonadal Men: Comparison with a Topical Gel

  Oral Enclomid (Androxal®) Raises Free and Total Serum Testosterone in Hypogonadal Men and Does Not Lower Sperm Counts: Comparison with a Topical Gel

  Oral Enclomid (Androxal®) Raises Serum Testosterone and Estrogen in Hypogonadal Men and May Have Favorable Effects on Bone Mineral Density

Key conclusions from the presentations:

  Confirmation that Androxal can provide consistent and effective therapy in men with secondary hypogonadism. There is no deleterious effect on spermatogenesis.
  The comparative data show that restoration of testosterone with topical testosterone is more variable and there is clinically significant suppression of spermatogenesis.
  Androxal may have a positive effect on bone mineral deposition.
  Overall, the data presented confirm that Androxal can provide effective therapy in men with secondary hypogonadism, particularly in those wishing to preserve reproductive status.

THE WOODLANDS, Texas, Oct. 7, 2013 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc. ® (Nasdaq:RPRX) today announced that the Sexual Medicine Society of North America (SMSNA) has accepted key data on Androxal® for presentation at the annual meeting in New Orleans, Louisiana, November 21 – 24, 2013. The data presented are from subset analyses of the double-blind, placebo and active control Phase 2 and 3 studies.

One presentation describes the basic clinical profile of Androxal. Androxal acts at the level of the pituitary as a selective estrogen receptor modulator (SERM) to block the negative feedback of estrogen on the pituitary hormones, LH and FSH. Restoration of LH (secondary hypogonadal males have low levels) is shown to provide rapid and effective normalization of T levels without excursion outside the normal range. This profile is in contrast to the topical agents used in the protocol.

In addition, the second presentation demonstrates that preservation of FSH levels in Androxal treated patients ensures that there is no negative impact on sperm function. Once again, this is in contrast to the topical gels which have deleterious effects on spermatogenesis. Overall, this study shows that Androxal may provide effective therapy in men with secondary hypogonadism, particularly in those wishing to preserve fertility.

The final presentation examines the impact of Androxal on bone mineral deposition. Although it could be predicted due to its action as a SERM that Androxal would have an adverse effect on bone mineral deposition, this study shows that Androxal may actually have a beneficial effect.

Dr. Wayne Hellstrom, Professor of Urology and Chief of Andrology, Tulane University School of Medicine in New Orleans, stated, "Selection of all three analyses for presentation at the premier sexual health meeting in the US, shows the increasing interest that the urological community has in the management of hypogonadism. The data presented not only highlight the potential utility of Androxal but also the limitations of existing therapy."

About Repros Therapeutics Inc.®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, the ability to protect its intellectual property rights and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph S. Podolski  (281) 719-3447
         President and CEO

         Investor Relations:
         Thomas Hoffmann
         The Trout Group
         (646) 378-2931
         thoffmann@troutgroup.com